Exhibit 99.2

Execution version

FBF FRAMEWORK AGREEMENT ON TRANSACTIONS IN FORWARD FINANCIAL INSTRUMENTS

- June 2013 -

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CONTENTS
ARTICLE 1	General Principles of the Agreement	4
ARTICLE 2	Application of the Convention and Technical Addenda	4
ARTICLE 3	Definitions	4
ARTICLE 4	Conclusion of Transactions	8
ARTICLE 5	Payments and Deliveries – Role of the Agent	8
	5.1. Payments
	5.2. Deliveries
	5.3. Settlement
	5.4. Third-party domiciliary
	5.5. Role and function of the Agent
ARTICLE 6	Declarations and Undertakings
	6.1. Declarations
	6.2. Regulatory Clearing Status	9
ARTICLE 7	Termination of Transactions
	7.1. Termination in the Event of Default
	7.2. Termination in the Event of New Circumstances	10
ARTICLE 8	Calculation and Payment of the Termination Balance
	8.1. Calculation of the Termination Balance
	8.2. Notification and Payment of the Termination Balance	12
ARTICLE 9	Delay in Payment or Delivery	13
ARTICLE 10	Tax implications	14
ARTICLE 11	Miscellaneous	14
	11.1. Notifications
	11.2. Payment in a currency other than that specified
	11.3. Non-waiver
	11.4. Assignment to a third party
	11.5. Costs and expenses
	11.6. Security and guarantees
	11.7. Transactions entered into on behalf of third parties
	11.8. Provision of documents
	11.9. Reporting of Transactions
	11.10. Reconciliation, portfolio consolidation and dispute resolution
	11.11. Valuation of Transactions
	11.12. Collateralisation
	11.13. Obligation to clear through a central counterparty
ARTICLE 12	Term of the Agreement	16
ARTICLE 13	Waiver of immunities	17
ARTICLE 14	Governing law, jurisdiction	17

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FRAMEWORK AGREEMENT RELATING TO TRANSACTIONS IN DERIVATIVE FINANCIAL INSTRUMENTS

Between the undersigned:

SOCIETE GENERALE

A public limited company with its registered office at 29, boulevard Haussmann 75009 Paris, France, with the unique identification number 552 120 222 R.C.S Paris duly represented for the purposes hereof, on behalf of its head office and all its branches,

hereinafter “Party A”;

ON THE ONE HAND,

and

VEGA, a simplified joint-stock company with a sole shareholder and a share capital of €10,000.00, with its registered office at 16 rue de la Ville l’Evêque, 75008 Paris, France, with the unique identification number RCS Paris 908 731 912, duly represented for the present purposes hereinafter “Party B”;

ON THE OTHER HAND,

hereinafter referred to as the “Parties”.

The Parties agree to subject all their Transactions to this framework agreement (the “Agreement”), to consolidate them and to benefit from the applicable legislative and regulatory provisions, in particular Articles L. 211-36 and L. 211-36-1 of the Monetary and Financial Code.

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ARTICLE 1 – GENERAL PRINCIPLES OF THE AGREEMENT

The general principles of the Convention are as follows:

(i)	the transactions governed by the Agreement are exclusively those relating to forward financial instruments within the meaning of Articles L. 211-1 III and L. 211-36 II of the Monetary and Financial Code,

(ii)	all Transactions governed by the Agreement form a single whole for the purposes of their termination and netting,

(iii)	the default of one of the Parties entitles the other Party, without any hierarchy between the various Events of Default concerned where several of them are applicable, to terminate all Transactions governed by the Agreement, to set off the related mutual debts and claims, and to establish a Termination Balance to be received or paid, and

(iv)	this Termination Balance shall be determined in accordance with a pre-established method that incorporates the Replacement Value of the Transactions.

ARTICLE 2 – APPLICATION OF THE AGREEMENT AND TECHNICAL ADDENDUMS

2.1. The Parties may amend or supplement the terms of the Agreement by means of the Schedule or by way of an amendment, each of which forms an integral part of the Agreement. Where such amendments are made in a Confirmation, they shall apply only to the relevant Transaction. Such amendments shall then take precedence.

In the event of any conflict between the provisions of the Schedule or the Amendment and the other provisions of the Agreement, the provisions of the said Schedule or the said Amendment shall prevail.

In the event of any conflict between the provisions of any Confirmation and those of the Agreement, the provisions of that Confirmation shall prevail for the purposes of the Transaction in question.

Any reference to a statute, regulation, code or other text shall be construed as a reference to that text as subsequently amended, supplemented or replaced.

2.2. The Agreement applies between the Parties to all their present and future Transactions, with the exception of those expressly referring to another framework agreement.

2.3. The Technical Addenda, which form an integral part of the Agreement, shall apply from the date of their publication by the French Banking Federation to all Transactions concluded after that date, unless a Party objects and notifies the other Party in accordance with the conditions set out in Article 4.2. below.

ARTICLE 3 - DEFINITIONS

TECHNICAL ADDENDUM

A document drawn up by the French Banking Federation and published on its website, setting out, for a specific type of Transaction, the terms and technical characteristics specific to that Transaction.

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AGENT

A person (a Party or a third party) designated for a given Transaction at the time of its conclusion, or failing that, listed in the “Technical Parameters” annex, and whose role is specified in Article 5.5 of the Agreement.

EVENT OF DEFAULT

Any event referred to in Article 7.1 of the Agreement.

NEW CIRCUMSTANCE

Any event referred to in Article 7.2 of the Agreement.

CONFIRMATION

A document that forms an integral part of the Agreement and which sets out the Parties’ agreement on the terms of a Transaction entered into between them, including its specific characteristics. A model Confirmation is included, where applicable, in the annex to the Technical Addendum relating to the corresponding type of Transaction.

LIQUIDITY COST

The Liquidity Cost in respect of a terminated Transaction corresponds to the costs incurred by the Party responsible for calculating the Termination Balance as a result of its arrangement of financing operations intended to cover its cash position arising from the termination of the Transaction in question.

TERMINATION DATE

The date on which all Transactions are terminated or, upon the occurrence of a New Circumstance, only those Transactions affected by that New Circumstance.

This date is the Business Day chosen by the Party giving notice of termination, which must fall between the date of receipt of the notice and the tenth Business Day inclusive following that date.

CURRENCY

Any freely convertible and transferable currency.

TERMINATION CURRENCY

The currency chosen by the Non-Defaulting Party or the Unaffected Party in which the Termination Balance is expressed and paid. If there are two Affected Parties, the Termination Currency shall be chosen by mutual agreement between the Parties. In the absence of agreement, the choice shall rest with the Party having suffered the greatest loss as determined on the Termination Date. The Termination Currency shall be selected from among the Currencies already used in one of the Transactions.

LIQUIDITY GAIN

The Liquidity Gain in respect of a terminated Transaction corresponds to the gains resulting, for the Party responsible for calculating the Termination Balance, from the implementation by that Party of financing operations intended to cover its cash position generated by the termination of the Transaction concerned.

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BUSINESS DAY

In the case of a payment obligation, a day on which banks are open for the settlement of interbank transactions and the determination of market benchmarks in the relevant financial centre.

In the case of a Delivery obligation, a day on which the settlement system necessary for the performance of the relevant Delivery is generally open and operating in such a way that the Delivery can be effected in accordance with market practices in the relevant financial centre.

For the purposes of the New Circumstance referred to in Article 7.2.1.1, a day on which commercial banks are open for the conduct of their day-to-day business (including for foreign exchange transactions and foreign currency deposits) in the financial centre where the event or circumstance giving rise to a New Circumstance under Article 7.2.1.1 occurs.

For all other purposes, a day on which commercial banks are open for the conduct of their day-to-day business (including foreign exchange transactions and foreign currency deposits) in the city where the address specified by the receiving Party for the service of notices is located.

DELIVERY

Transfer of full ownership, free from any recourse or restriction, of the relevant Underlying Asset or, if such Underlying Asset is a specified Transaction, the conclusion of such Transaction. Deliveries shall be made (and the related costs borne) in the manner customarily accepted in banking relations for the relevant Underlying Asset and may give rise to the simultaneous payment of a purchase price for the relevant Underlying Asset by the Party entitled to receive such Underlying Asset.

AMOUNT DUE

For a terminated Transaction and a specified Party, the sum of:

(i)	the payments that were due from that Party and did not take place (for whatever reason) on the Termination Date;

(ii)	the Market Value – as at the Delivery Date – of each of the Underlyings that were to be delivered by that Party and were not delivered (for whatever reason) on the Termination Date; and

(iii)	the related interest, calculated from the scheduled maturity or Delivery date until the Termination Date; such interest being calculated at the rate set out in Article 9.1 of the Agreement if the Party liable for such amounts or Deliveries is the Defaulting Party, or at that rate reduced by 1% per annum in all other cases.

EMIR REGULATION

Regulation (EU) No 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories.

TERMINATION BALANCE

Means the balance defined in Article 8.1.2 of the Agreement.

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UNDERLYING

Any asset, security, index or financial instrument referred to in Article L. 211-1 of the Monetary and Financial Code, or any Transaction relating to one of these financial instruments.

REGULATORY CLEARING STATUS

The status of a Party under (i) the EMIR Regulation, or (ii) any other applicable regulation, establishing a clearing obligation for at least one Transaction, which it undertakes to report in accordance with Article 6.2 of the Agreement.

TRANSACTION

Any transaction in a financial futures instrument within the meaning of Articles L. 211-1 III and L. 211-36 II of the Monetary and Financial Code.

MARKET VALUE

For any Underlying other than a transaction in a financial futures instrument, the value of such Underlying (excluding various acquisition costs and taxes) as determined on its principal listing or trading market.

Where the Underlying is a transaction in a financial futures instrument, the value on the relevant regulated market or the Replacement Value of said transaction in a financial futures instrument.

REPLACEMENT VALUE

The Replacement Value is determined by the Non-Defaulting Party, or the Unaffected Party (or, if there are two Affected Parties, each Affected Party).

It corresponds to the profit of the Party responsible for the calculation (with a negative sign) or the loss of the Party responsible for the calculation (with a positive sign) resulting for that Party from the termination of a given Transaction and is based, at the option of the Non-Defaulting Party or the Unaffected Party (or, if there are two Affected Parties, each Affected Party):

(i)	on the arithmetic mean of quotes provided by at least two (2) leading market participants, the latter being selected by the Party or Parties responsible for the calculation and reflecting the amount that the market participant would pay or receive on the Termination Date if it were to assume all the financial rights and obligations of the other Party from that date in respect of the relevant Transaction, and/or

(ii)	the arithmetic mean of available market data selected by the Party or Parties responsible for the calculation, via databases published by at least two (2) third parties and commonly used by market participants to establish their own quotation or valuation.

Notwithstanding the foregoing, if only a single quotation or a single piece of market data can be obtained, the Replacement Value shall be derived from that single quotation or piece of market data.

If no quotation or market data can reasonably be obtained for the applicable Termination Date, the Replacement Value shall be determined, as soon as possible, by the Party responsible for the calculation on the basis of internal sources, provided that such sources are commonly used by that Party to value transactions similar to the terminated Transaction.

If not already reflected in the market quotations or data obtained in accordance with paragraphs (i) and (ii) above, the Party responsible for the calculation may also take into account any losses or costs incurred in unwinding or concluding a hedging transaction relating to one or more terminated Transactions, or any gain it would have realised as a result.

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ARTICLE 4 - CONCLUSION OF TRANSACTIONS

4.1. Transactions are concluded by any means and take effect upon the exchange of consent between the Parties. To this end, the Parties (i) mutually authorise each other to record telephone conversations relating to the conclusion and performance of their Transactions, (ii) provide any necessary notification of such recordings to the relevant staff, and (iii) consent to such recordings being produced in court as evidence in any proceedings between the Parties.

4.2. The conclusion of each Transaction shall be followed by a Confirmation drawn up by any means, including electronic means, offering a sufficient degree of security and reliability for the Parties, in all cases in the form and within the time limits required by the applicable regulations. The absence of a Confirmation shall in no way affect the validity of the Transaction. In the event of a disagreement regarding the terms of a Confirmation, which must be notified immediately to the other Party, each Party may refer to its telephone records as evidence to establish the terms of the relevant Transaction.

4.3. The Parties may adopt specific provisions for any Transaction that modify the terms of the Agreement.

ARTICLE 5 - PAYMENTS AND DELIVERIES - ROLE OF THE AGENT

5.1. Payments

Subject to the application of Articles 5.3, 7.1.2 or 7.2.2 below, each Party shall, for each Transaction, make each payment for which it is liable in the Currency, on the date and at the place specified in the relevant Confirmation.

5.2. Deliveries

Subject to the application of Articles 5.3, 7.1.2 or 7.2.2 below, each Party shall, for each Transaction, make each Delivery for which it is responsible in the manner, on the date and at the place specified in the relevant Confirmation.

5.3. Set-off

The Parties agree to set off against each other their payment obligations in the same Currency or their Deliveries of fungible Underlyings, provided that such payments or Deliveries are made reciprocally on the same day in respect of the same Transaction.

The Parties may agree to set off their payment obligations in the same Currency or their Deliveries of fungible Underlyings in respect of several Transactions, provided that such payments or Deliveries are made reciprocally on the same day.

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5.4. Third-party domiciliary

Each Party may at any time appoint, for one or more Transactions, any first-tier intermediary as a domiciliary for payments and/or Deliveries, who shall ensure that these are made on a reciprocal and simultaneous basis, with that Party being responsible for bearing all costs, charges and expenses arising from the choice of this procedure. This choice shall be binding on the other Party.

5.5. Role and function of the Agent

Where an Agent has been appointed for a given Transaction, they shall, in a timely manner, record the information necessary for determining the amounts payable and/or the quantities of Underlyings to be delivered by each of the Parties. They shall be responsible for carrying out the necessary calculations. They must report the information and details of the calculations performed as soon as possible. The information and calculations provided shall be final and, in the absence of any manifest error, may not be contested.

ARTICLE 6 – DECLARATIONS AND UNDERTAKINGS

6.1. Representations

Each Party declares and warrants upon the conclusion of the Agreement and of each Transaction:

6.1.1. that it is duly incorporated and carries on its business in accordance with the laws, decrees, regulations and articles of association (or other constitutional documents) applicable to it;

6.1.2. that it is acting on its own behalf, has full power and capacity to enter into the Agreement and any Transaction relating thereto, and that these have been validly authorised by its governing bodies or by any other competent body;

6.1.3. that the Transactions are entered into by persons duly authorised for that purpose;

6.1.4. that the conclusion and performance of the Agreement and any Transaction relating thereto do not contravene any provision of the laws, decrees, regulations and articles of association (or other constitutional documents) applicable to it;

6.1.5. that the information and documents it provides or will provide to the other Party are accurate, complete and up to date;

6.1.6. that all permits, licences and authorisations that may be necessary for the conclusion and performance of the Agreement and any Transaction relating thereto have been obtained and remain valid;

6.1.7. that the Agreement and all Transactions entered into hereunder constitute a set of rights and obligations binding upon it in all their terms;

6.1.8. that, to the best of its knowledge, no Event of Default exists in respect of it;

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6.1.9. that, subject to the applicable legal and regulatory provisions where relevant, they possess the necessary knowledge and experience to assess the benefits and risks involved in each Transaction; and that it is then their responsibility to decide on the suitability of the Transaction in question and the merits of entering into it, having examined and understood, either independently or with its own advisers (it being understood that the information exchanged regarding the terms of a Transaction must not be regarded as investment advice or a recommendation to enter into the Transaction), its various aspects and in particular its financial, legal, tax and accounting characteristics, taken in isolation or in conjunction with other transactions or financial instruments that it may hold elsewhere; and

6.1.10. that, to the best of its knowledge, there are no legal or arbitration proceedings, administrative measures or other actions pending against it which could result in a manifest and substantial deterioration of its business, assets and financial position, or which could affect the validity or proper performance of the Agreement or any Transaction.

6.2. Regulatory Clearing Status

Each Party undertakes to notify the other Party (i) upon the conclusion of this Agreement, of its Regulatory Clearing Status, and (ii) without delay, of any subsequent change to its Regulatory Clearing Status, specifying its new Regulatory Clearing Status and the reasons for such change.

ARTICLE 7 – TERMINATION OF TRANSACTIONS

7.1. Termination in the Event of Default

7.1.1. Event of Default

The following events shall constitute an Event of Default for either Party (the “Defaulting Party”):

7.1.1.1. failure to make any payment or effect any Delivery in respect of a Transaction, which has not been remedied within one (1) Business Day of notification of the default in payment or Delivery by the other Party (the “Non-Defaulting Party”);

7.1.1.2. failure to perform any provision (other than those referred to in clauses 6.2 and 7.1.1.1 above and clauses 11.9 to 11.13 below) of this Agreement which has not been remedied within seven (7) Business Days from the date of notification of such non-performance by the Non-Defaulting Party;

7.1.1.3. any representation under clause 6.1 above which proves to have been inaccurate at the time it was made or reiterated, or ceases to be accurate in any material respect;

7.1.1.4. a declaration or acknowledgement of the inability or refusal to settle all or part of its debts or to fulfil its financial obligations, a request for or the administrative or judicial granting of a moratorium, as well as any equivalent proceedings;

7.1.1.5. the cessation of business, the commencement of voluntary liquidation proceedings or any other equivalent proceedings;

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7.1.1.6. the commencement or application for the commencement by the Defaulting Party on its own behalf or by any regulatory or judicial authority, of any proceedings for the prevention or resolution of corporate difficulties governed by French law, or of any equivalent proceedings governed by foreign law affecting the registered office or any of the branches of either Party, in particular (i) the commencement of conciliation proceedings, (ii) the commencement of safeguard proceedings, (iii) the appointment of a receiver or administrator, (iv) the commencement of judicial reorganisation proceedings, (v) the commencement of judicial winding-up proceedings, or any proceedings equivalent to those referred to in (i) to (v);

7.1.1.7. the failure to perform any payment obligation towards the other Party or any third party other than those arising from this Agreement or a Transaction, except in the event of manifest error or serious dispute as to the substance;

7.1.1.8. any event likely to result in the nullity, unenforceability, the lapse of any security or guarantee granted in favour of the Non-Defaulting Party in respect of one or more Transactions, or any failure to perform or breach of a representation or undertaking in respect of such security or guarantee (in each case following the expiry of the applicable grace period), as well as any event referred to in clauses 7.1.1.4, 7.1.1.5, 7.1.1.6 and 7.1.1.7 affecting a third party having provided a guarantee in respect of one or more Transactions.

7.1.2. Consequences

The occurrence of an Event of Default entitles the Non-Defaulting Party, upon simple notice to the Defaulting Party, to suspend the performance of its obligations and to terminate all outstanding Transactions, regardless of the place of their conclusion or performance. Such notice shall specify the Event of Default invoked and the Termination Date selected. From the Termination Date, the Parties shall no longer be liable for any payment or Delivery in respect of the terminated Transactions.

Termination shall, however, entitle the non-defaulting Party, in respect of those same Transactions, to payment of the Termination Balance and, where it results from the occurrence of an Event of Default, to reimbursement of the costs and expenses provided for in Article 11.5.

7.2. Termination in the event of a New Circumstance

7.2.1. Cases of New Circumstances

The following events shall constitute a New Circumstance for a Party (the “Affected Party”):

7.2.1.1. the entry into force of a new law or regulation, the amendment, the repeal or annulment of a law or any other binding text, or a change in the judicial or administrative interpretation thereof, resulting in a Transaction being unlawful for the Party concerned or in a tax deduction or withholding being required on an amount it is due to receive from the other Party in respect of said Transaction;

7.2.1.2. a manifest and substantial deterioration in the business, assets or financial position of the relevant Party resulting from a merger, demerger or disposal of assets; or

7.2.1.3. one or more Transactions subject to a clearing obligation by a central counterparty are not cleared within the time limits required by applicable regulations.

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7.2.2 Consequences:

7.2.2.1. Upon the occurrence of a New Circumstance referred to in Article 7.2.1.1, any Party, upon becoming aware thereof, shall notify the other Party as soon as possible, specifying the Transactions affected by such New Circumstance. The Parties shall then suspend the performance of their payment and Delivery obligations solely in respect of the affected Transactions and shall, in good faith, seek for a period of thirty (30) days a mutually satisfactory solution aimed at rendering such Transactions lawful or avoiding the deduction or withholding. If, at the end of this period, no mutually satisfactory solution can be found, either Party (in the event of illegality) or the Party receiving an amount lower than that provided for (in the event of a deduction or withholding from an amount paid by the other Party) may notify the other Party of the termination of only those Transactions affected by the New Circumstance. Such notice shall specify the Termination Date.

7.2.2.2. Upon the occurrence of a New Circumstance referred to in Article 7.2.1.2, all Transactions shall be deemed to be affected. The other Party (the “Unaffected Party”) shall then be entitled, upon simple notification to the Affected Party, to suspend the performance of its payment and Delivery obligations and to terminate all outstanding Transactions, regardless of the place of their conclusion or performance. Such notification shall specify the selected Termination Date.

7.2.2.3. Upon the occurrence of a New Circumstance referred to in Article 7.2.1.3, (i) if such New Circumstance results from a breach by one of the Parties of any of its notification obligations under Article 6.2, that Party shall be the sole Affected Party; and (ii) if such New Circumstance arises for any other reason, both Parties shall be Affected Parties; the other Party (the “Unaffected Party”), or one of the Parties if there are two Affected Parties, respectively, shall then be entitled, upon simple notice to the Affected Party or, where applicable, to the other Party, to suspend the performance of its payment and Delivery obligations and to terminate only the affected Transactions, regardless of the place of their conclusion or performance. Such notice shall specify the effective date of termination.

7.2.2.4. If a New Circumstance directly gives rise to an Event of Default, the latter shall be deemed not to have occurred and only the provisions of Article 7.2 shall then apply.

7.2.2.5. From the Termination Date, the Parties shall no longer be liable for any payment or Delivery in respect of the terminated Transactions.

Termination shall, however, entitle the Parties, in respect of those same Transactions, to payment of the Termination Balance.

ARTICLE 8 - CALCULATION AND PAYMENT OF THE TERMINATION BALANCE

8.1. Calculation of the Termination Balance

8.1.1. Each terminated Transaction gives rise to the determination of its Replacement Value and, where applicable, the Amount Due by each Party and the Liquidity Costs or Liquidity Gains of the Party responsible for the calculation (if these have not already been included in the Replacement Value). The responsibility for determining the Replacement Values, Amounts Owed and Liquidity Costs or Gains lies with the Non-Defaulting Party or the Unaffected Party (or, if there are two Affected Parties, with each Party). This determination must be made as soon as possible.

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8.1.2. In order to determine the Termination Balance for all terminated Transactions, the Party responsible for the calculation shall then deduct from the total (i) the Replacement Values assigned a positive sign, (ii) the Amounts Owed by the other Party and (iii) its Liquidity Costs, the total of (i) Replacement Values assigned a negative sign, (ii) the Amounts Owed by it and (iii) its Liquidity Gains. This difference (positive or negative) shall be the Termination Balance.

8.1.3. Any Replacement Value, Amount Owed, Liquidity Cost or Liquidity Gain expressed in a Currency other than the Termination Currency shall be converted into that Currency on the Termination Date on the basis of the spot exchange rates available to the Party responsible for the calculation at 12 noon on that date.

8.2. Notification and Payment of the Termination Balance

8.2.1. The Party responsible for calculating the Termination Balance (or, if there are two Affected Parties, each Party) shall notify the other Party of the amount as soon as practicable, together with the details of the calculations used to determine it. These calculations shall be final upon notification and, in the absence of a manifest error, may not be contested.

8.2.2. Where termination occurs following an Event of Default (or a New Circumstance involving a single Affected Party), the Termination Balance shall be payable by the Defaulting Party or the Affected Party to the other Party if it is positive, and shall be payable by that other Party to the Defaulting Party or the Affected Party if it is negative.

8.2.3. If termination occurs as a result of a New Circumstance and there are two Affected Parties, the Party with the most negative or least positive Termination Balance shall owe the other Party an amount equal to the average of the absolute values of the Termination Balances (if these balances are of opposite signs) or equal to the absolute value of half the difference between the Termination Balances (if these balances are of the same sign).

8.2.4. The Party liable for the Termination Balance (or the amount referred to in Article 8.2.3, as the case may be) shall pay it to the other Party within three Business Days of receiving the notice referred to in Article 8.2.1. However, in the event that the Termination Balance is, following the occurrence of an Event of Default, payable by the Non-Defaulting Party to the Defaulting Party, the Non-Defaulting Party is irrevocably authorised to set off, within the limits provided for by law, such amount payable against any other amount owed to it by the Defaulting Party on any account whatsoever.

To this end, the Non-Defaulting Party may convert the amount of its other payment obligations denominated in a currency other than the Termination Currency into the Termination Currency using the exchange rate it deems, in good faith, to be appropriate and fair.

8.2.5. In the event of late payment, the Termination Balance (or the amount referred to in Article 8.2.3, as the case may be) shall be increased by the interest thereon, calculated in accordance with the provisions of Article 9.1.

ARTICLE 9 – DELAY IN PAYMENT OR DELIVERY

9.1. In the event of late payment of any sum due under the Agreement by one of the Parties, that Party shall pay the other Party late payment interest, which shall be due automatically and without prior notice and shall be calculated on the said sum, from the date on which payment should have been made (inclusive) to the date of actual payment (exclusive), at the overnight refinancing rate of the Party entitled to receive the amount in question, in the relevant Currency, plus one per cent per annum. Such interest shall be capitalised if it is due for a period exceeding one year.

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9.2. In the event of a delay in the Delivery of any Underlying Asset due under the Agreement by one of the Parties, that Party shall pay to the other:

(i)	the amount of the difference, if any, between the Market Value of the said Underlying Asset on the date on which Delivery should have taken place and the value of the said Underlying Asset stated on that date in the relevant Confirmation, and

(ii)	default interest calculated on that difference, in the manner provided for in Article 9.1, until the date of actual Delivery.

ARTICLE 10 - TAX CONSEQUENCES

The Parties shall agree, where applicable, in an annex, on any provisions relating to the tax implications of the Transactions.

ARTICLE 11 - MISCELLANEOUS

11.1. Notifications

Any notification made under this Agreement shall be made by letter, email or any electronic or digital transmission offering a sufficient degree of security and reliability for the Parties and shall take effect on the date of its receipt if received before 5.00 pm on a Business Day and on the following Business Day if received after 5.00 pm or on a day that is not a Business Day.

11.2. Payment in a currency other than that specified

If, for any reason, a payment is made in a currency other than the Currency specified for a Transaction and there is a difference between the amount converted into that Currency and the amount in that Currency specified in the said Transaction, the paying Party shall, as a separate obligation, indemnify the other Party on first demand and without being entitled to raise any defence, against all costs and losses resulting therefrom.

11.3. No Waiver

To the extent permitted by law, the failure or delay by a Party to exercise any right, power or privilege arising from the Agreement shall not constitute a waiver of such right, power or privilege.

11.4. Assignment to a third party

The Agreement, any Transaction or any of the rights or obligations arising therefrom for a Party may not be transferred, assigned or made the subject of any security or guarantee by that Party without the prior written consent of the other Party. It is hereby clarified that these provisions shall not apply to any claim by either Party corresponding to the Termination Balance and/or any interest thereon which may be due to it under the Agreement, provided that such transfer, assignment, security or guarantee does not affect the rights of the Non-Defaulting Party under Article 8.2.4 of the Agreement.

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This clause does not apply to transfers or assignments arising from a universal transfer of assets governed by law or regulation and which are valid and enforceable under applicable law (in particular in the event of a merger or demerger), for which the prior written consent of the other Party shall not be required.

11.5. Costs and Expenses

To the extent permitted by law, the termination of the Transactions, the failure to perform its obligations and commitments under this Agreement, or the inaccuracy of a representation by either Party shall entitle the Non-Defaulting Party or the other Party, as the case may be, to reimbursement of costs and expenses incurred or penalties borne, including in the context of legal or disciplinary proceedings, where applicable, which it would have incurred as a result and which it would be able to substantiate and which, in the event of termination, would not already have been taken into account in the calculation of the Termination Balance.

11.6. Security and guarantees

The Parties may agree, at any time, to the provision, creation and possible segregation of any security or guarantee for all or part of the Transactions.

11.7 Transactions entered into on behalf of third parties

11.7.1 Notwithstanding Article 6.1.2, where a signatory to the Agreement acts on behalf of a principal whose identity it has disclosed, such principal shall be a Party to the Agreement and to the Transactions. The Agreement shall then apply exclusively to Transactions entered into in the name and on behalf of the principal.

The signatory acting under a mandate:

(i)	declares and warrants that he has all necessary authorisations to bind his principal and has satisfied himself that the principal is fully bound by the terms of the Agreement and of any Transaction entered into in his name and on his behalf; and

(ii)	undertakes to facilitate any contact between its principal and the other Party and to disclose to the latter any Event of Default or any New Circumstance affecting its principal of which it is aware.

11.7.2 Transactions in which a Party acts on behalf of a third party without having first expressly disclosed the identity of that third party to the other Party shall bind the Party acting on behalf of the third party in the same manner as if it were acting in its own name and on its own behalf.

11.8 Provision of documents

Each Party undertakes to provide the other Party, upon conclusion of the Agreement, with documents certifying the identity, signature and powers of the signatories to bind the Party under the Agreement and the Transactions, or any other document relating thereto.

11.9 Declaration of Transactions

Notwithstanding any agreement to the contrary, the Parties (i) undertake to cooperate with one another, as necessary, in order to make any disclosure of a Transaction, or of information relating to a Transaction, to which they may be required by the laws or regulations applicable to them, and (ii) agree and acknowledge that compliance with such obligations shall not constitute a breach of any obligation of confidentiality or secrecy.

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11.10 Reconciliation, portfolio compression and dispute resolution

Each Party undertakes to comply with all legal and regulatory obligations incumbent upon it in relation to the formalisation of procedures and systems for measuring, monitoring and mitigating operational risk and counterparty credit risk, including, in particular, formalised, robust, resilient and auditable procedures, enabling the periodic reconciliation of its portfolio of Transactions with that of the other Party, to manage the risks associated therewith, to promptly identify and resolve any disputes between the Parties, and to monitor the value of outstanding contracts.

11.11 Valuation of Transactions

Each Party undertakes to comply with all legal and regulatory obligations incumbent upon it in relation to the daily mark-to-market valuation of the value of outstanding Transactions. Where market conditions prevent mark-to-market valuation, each Party shall carry out a reliable and prudent valuation based on a model.

11.12 Provision of Collateral

Each Party undertakes to comply with all legal and regulatory obligations incumbent upon it in relation to the establishment of risk management procedures providing for the exchange of collateral carried out promptly, accurately and with appropriate segregation.

11.13 Obligation to clear through a central counterparty

If at least one Transaction governed by this Agreement is or becomes subject to a clearing obligation through a central counterparty authorised or recognised by the competent authority by virtue of a legal or regulatory obligation or an agreement between the Parties, the Parties undertake to inform each other without delay and to take all necessary steps, including the preparation or updating of documentation in accordance with market practice, to ensure the continuation and clearing of the relevant Transactions within the timeframes required by the applicable regulations.

ARTICLE 12 – TERM OF THE AGREEMENT

This Agreement is entered into for an indefinite period. It may be terminated at any time by registered letter with acknowledgement of receipt, such termination taking effect upon the expiry of a period of five (5) Business Days following its receipt.

The Agreement shall, however, continue to govern the relationship between the Parties in respect of all Transactions concluded prior to the termination taking effect.

ARTICLE 13 - WAIVER OF IMMUNITIES

The Agreement is of a commercial nature. The Parties irrevocably waive any immunity from jurisdiction or enforcement to which they may be entitled, both in respect of themselves and their present or future assets.

ARTICLE 14 - GOVERNING LAW, JURISDICTION

The Agreement is governed by French law.

Any dispute, relating in particular to its validity, interpretation or performance, shall be subject to the jurisdiction of the courts within the jurisdiction of the Paris Court of Appeal.

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The Parties acknowledge that a French language version of this Agreement (the "French Version") has been executed between the Parties on the date hereof. The Parties agree that, in the event of any inconsistency, discrepancy or conflict between the terms of this Agreement and the French Version, the French Version shall prevail.

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Signed in London on 22 May 2026 in two (2) originals.

PART A

SOCIETE GENERALE

/s/ Zakaria JODDAR

NAME: Zakaria JODDAR

TITLE: Authorised Signatory

[Signature Page – FBF Master Agreement (English)]

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PARTY B

VEGA

/s/ Xavier RIOULT DE NEUVILLE

NAME: Xavier RIOULT DE NEUVILLE

TITLE: Authorised signatory

[Signature Page – FBF Master Agreement (English)]

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